UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 22, 2014 (May 16, 2014)

KATE SPADE & COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-10689	13-2842791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Park Avenue, New York, New York	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 354-4900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 16, 2014, Kate Spade & Company (the “Company”), entered into a Credit Agreement (the “Revolving Credit Agreement”), among the Company, Kate Spade Canada Inc., and Kate Spade UK Limited as borrowers, the Guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent, J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, Bank of America, N.A., as Syndication Agent, Wells Fargo Bank, N.A. and Suntrust Bank as Documentation Agents and the lenders party thereto.

The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Revolving Credit Agreement, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the three months ended July 5, 2014.

The Revolving Credit Agreement provides a senior secured asset-based revolving credit facility that has a maturity date of May 16, 2019 and replaces the Company’s existing senior secured asset-based revolving credit facility. The Revolving Credit Agreement provides availability in an amount equal to the lesser of $200.0 million and a borrowing base that is computed monthly and comprised of the Company’s eligible cash, accounts receivable and inventory. The Revolving Credit Agreement also includes a swingline subfacility of $30.0 million, a multicurrency subfacility of $35.0 million and the option to expand the facility by up to $100.0 million under certain specified conditions. A portion of the facility provided under the Revolving Credit Agreement of up to $125.0 million is available for the issuance of letters of credit, and standby letters of credit may not exceed $40.0 million in the aggregate. The Revolving Credit Agreement allows two borrowing options: one borrowing option with interest rates based on euro currency rates and a second borrowing option with interest rates based on the alternate base rate, as defined in the Credit Agreement, with a spread based on the aggregate availability under the Revolving Credit Agreement.

The Revolving Credit Agreement is guaranteed by substantially all of the Company’s current domestic subsidiaries, certain of the Company’s future domestic subsidiaries and certain of the Company’s foreign subsidiaries and secured by a first priority lien on substantially all of the assets of the Company and the other borrowers and guarantors (other than certain trademark collateral in which the lenders under the Company’s $400.0 million term loan facility have a first priority lien, which trademark collateral secures the obligations under the Revolving Credit Agreement on a second priority lien basis).

In addition, the terms of the Revolving Credit Agreement: (i) provide for a decrease in fees and interest rates compared to the Company’s previous asset-based revolving loan facility (including eurocurrency spreads of 1.50% to 2.00% over LIBOR, depending on the level of aggregate availability), (ii) require the Company to maintain pro forma compliance with a fixed charge coverage ratio of 1.0:1.0 on a trailing four-quarter basis if availability under the Revolving Credit Agreement for three consecutive business days falls below the greater of $15.0 million and 10.0% of the lesser of the aggregate commitments and the borrowing base and (iii) require the Company to apply substantially all cash collections to reduce outstanding borrowings under the Revolving Credit Agreement if availability under the Revolving Credit Agreement for three consecutive business days falls below the greater of $20.0 million and 12.5% of the lesser of the aggregate commitments and the borrowing base.

In addition, the Revolving Credit Agreement limits the Company’s and its restricted subsidiaries’ ability to (among other things):

•	incur additional indebtedness;
•	create liens;
•	undergo certain fundamental changes;
•	make investments;
•	sell certain assets;
•	enter into hedging transactions;
•	make restricted payments and pay certain indebtedness;
•	enter into transactions with affiliates;
•	permit certain restrictions on dividends and transfers of assets by the Company’s restricted subsidiaries; and
•	enter into sale and leaseback transactions.

These covenants are subject to important exceptions and qualifications, and many of the covenants are subject to an exception based on meeting the fixed charge coverage ratio and/or certain minimum availability tests. The Revolving Credit Agreement also contains representations and warranties (some of which are brought down to the time of each borrowing made), affirmative covenants and events of default that are customary for asset-based revolving credit agreements.

The funds available under the Revolving Credit Agreement may be used for working capital and for general corporate purposes, including refinancing the Company’s previous asset-based revolving credit facility.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information contained in Item 1.01 is hereby incorporated in this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KATE SPADE & COMPANY

Date: May 22, 2014	By:	/s/ Christopher T. Di Nardo
	Name:	Christopher T. Di Nardo
	Title:	Senior Vice President – General Counsel and Secretary